Exhibit 10.48

Corsico, December 6th, 2012

EXTENSION OF FIXED TERM EMPLOYMENT AGREEMENT

This extension of the fixed term Employment Agreement (“the Agreement”) in force between FOSTER WHEELER GLOBAL E&C SRL (“the Company”) and Mr. UMBERTO DELA SALA (“the Executive”) since October 1st 2008 is dated December 6th, 2012.

By executing this extension, the Company and the Executive agree that the Agreement expiring on July 31st 2013 is extended to December, 31st 2013, pursuant to Article 10, Paragraph 4, Law Decree n. 368 of 6 September 2001, as modified by Law n. 247 of 24 December 2007.

All other conditions remain unchanged.

It is agreed that on the expiry date above the Agreement will terminate without any further communication.

FOSTER WHEELER GLOBAL E&C S.R.L.	THE EXECUTIVE

BY /s/ Franco Baseotto		/s/ Umberto della Sala

NAME: Franco Baseotto	NAME:	Umberto della Sala

A Board of Directors’ Member